Exhibit 10.3

CHANGE IN CONTROL AND ASSUMPTION AGREEMENT

THIS CHANGE IN CONTROL AND ASSUMPTION AGREEMENT (this “Agreement”) is made on and as of this 1st day of June, 2007, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; Two River Community Bank (“TRCB”), a banking corporation organized under the laws of the state of New Jersey, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; and Michael J. Gormley (the “Executive”), whose business address is 1250 Highway 35 South, Middletown, NJ 07748.

BACKGROUND

WHEREAS, the Executive is, as of the date of this Agreement, employed by TRCB, a wholly owned subsidiary of CPB, as Executive Vice President and Chief Financial Officer; and

WHEREAS, each of the Executive and TRCB is a party to a Change in Control Agreement (the “TRCB Agreement”) dated December 14, 2004, which agreement has remained in full force and effect through the date of this Agreement; and

WHEREAS, the TRCB Agreement contemplates the continuing employment of the Executive by TRCB for a stated period of time subsequent to the occurrence of a Change in Control, as defined in the TRCB Agreement, under the terms and conditions set forth in the TRCB Agreement, and provides for the payment to the Executive of certain amounts if the Executive’s employment relationship with TRCB ends within a particular period of time immediately following a Change of Control, all as determined, described and defined in the TRCB Agreement; and

WHEREAS, the acquisition of all of the issued and outstanding common capital stock of TRCB by CPB constitutes a “Change in Control” within the meaning of Section 1b of the TRCB Agreement; and

WHEREAS, the TRCB Agreement provides that the TRCB Agreement and the obligations of TRCB under the TRCB Agreement shall be assumed by any entity which is the acquiring entity in a Change in Control; and

WHEREAS, CPB is the acquiring entity of TRCB in a Change in Control; and

WHEREAS, the Board of Directors of TRCB believes that the Executive has worked, and will continue to work, diligently in his position in pursuing the business objectives of TRCB to the direct benefit of CPB and its shareholders; acknowledges that the Executive’s employment relationship with TRCB may, at some point in the future, be terminated and that the Executive may become an employee of CPB; and acknowledges that, if the Executive becomes an employee of CPB, the Board of Directors expects that the Executive will work diligently in his position in pursuing the business objectives of CPB to the direct benefit of CPB and its shareholders and

WHEREAS, The Board of Directors of CPB (the “Board”) believes that the future services of the Executive as an employee of TRCB or CPB, as the case may be (with the entity within the CPB corporate group which actually employs the Executive at any time during the term of this Agreement being identified as the “Employer” for all purposes of this Agreement), are indispensable to CPB, and that the uninterrupted continuation of the Executive in his position with the Employer is, and will continue to be, essential to the growth and development of CPB; and

WHEREAS, the Board believes that, if CPB receives any proposal from a third person concerning a possible business combination with, or the acquisition of equity securities of, CPB, it is imperative that CPB and the Board be able to rely upon the Executive to continue in his position with the Employer, and that the Board be able to receive and rely upon his advice, if they request it, as to the best interests of CPB and its shareholders, without concern that the Executive might be distracted by the personal uncertainties and any risks created by such a proposal; and

WHEREAS, to achieve that goal, and to retain the Executive’s services as an executive employee of the Employer prior to and through the occurrence of a Change in Control, as defined in this Agreement, CPB, TRCB and the Executive have, with the full support and concurrence of the Board of Directors of each of TRCB and CPB, agreed to enter into this Agreement to (i) formalize the assumption by CPB of the TRCB Agreement and the obligations of TRCB under the TRCB Agreement; (ii) amend the TRCB Agreement as, and to the extent, set forth in this Agreement; and (iii) provide to the Executive certain benefits in the event that he is terminated as an executive employee of the Employer after a Change in Control of CPB.

NOW THEREFORE, to assure CPB and TRCB that they will have the continued dedication of the Executive and the availability of his ongoing advice and counsel notwithstanding the possibility, threat or occurrence of a change in the control or ownership of CPB or TRCB, and to induce the Executive to remain in the employ of the Employer, and for other good and valuable consideration, CPB, TRCB and the Executive, each intending to be legally bound hereby, agree as follows:

1.	Definitions

a.

Cause. For purposes of this Agreement, “Cause”, with respect to the termination by the Employer of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to perform his duties for the Employer under this Agreement after at least one warning in writing from the Board of Directors of the Employer identifying specifically any such failure; (ii) willful misconduct of any type by the Executive, including, but not limited to, the disclosure or improper use of confidential information under Section 11 of this Agreement, which causes material injury to CPB or any of its subsidiaries or affiliates, as specified in a written notice to the Executive from the Board of Directors of the Employer; or (iii) the Executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from the Board of Directors of the Employer to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 1a unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of CPB or any of its subsidiaries or affiliates.

b.	Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

i.

CPB acquires actual knowledge that any person, as such term is used in Sections 13 (d) and 14 (d) (2) of the Securities and Exchange Act of 1934 (the “Exchange Act”), other than an affiliate of CPB or an employee benefit plan established or maintained by CPB or any of its affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of CPB representing more than twenty-five percent (25%) of the combined voting power of CPB’s then outstanding securities (a “Control Person”); provided that no person shall be considered a Control Person for purposes of this paragraph (i) if such person acquires in excess of twenty-five percent (25%) of the combined voting power of CPB’s then outstanding voting securities in violation of law and, by order of a court of competent jurisdiction, settlement or otherwise, subsequently disposes or is required to dispose of all CPB securities acquired in violation of law.

ii.

Upon the first purchase of CPB’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by CPB or an employee benefit plan established or maintained by CPB or any of its affiliates).

iii.

Upon the approval by (a) CPB’s shareholders or, (b) if and only if TRCB is the Employer of the Executive for purposes of this Agreement, CPB as the sole holder of all of the issued and outstanding common stock of TRCB, of (A) a merger, combination, or consolidation of CPB or TRCB with or into another entity (other than a merger or consolidation within the CPB corporate group, or a merger or consolidation the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting entity immediately after the transaction are Continuing Directors (as hereinafter defined) (a “Non-Control Transaction”)), (B) a sale or disposition of all or substantially all of CPB’s or TRCB’s assets or (C) a plan of liquidation or dissolution of CPB or TRCB (other than a plan of liquidation or dissolution of TRCB under which the business of TRCB would continue to be operated by CPB or a member of the CPB corporate group).

iv.

If during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board of directors of CPB or TRCB, as the case may be, (the “Continuing Directors”) cease for any reason to constitute at least two-thirds thereof or, following a Non-Control Transaction, two-thirds of the board of directors of the surviving or resulting entity; provided that any individual whose election or nomination for election as a member of the board of directors of CPB or TRCB, as the case may be, (or, following a Non-Control Transaction, the board of directors of the surviving or resulting entity) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

v.

Upon a sale of (A) common stock of CPB if after such sale any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than an employee benefit plan established or maintained by CPB or an affiliate of CPB, owns a majority of CPB’s common stock or (B) all or substantially all of CPB’s assets (other than in the ordinary course of business).

vi.

If and only if TRCB is the Employer of the Executive, upon a sale of (A) common stock of TRCB if after such sale any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than CPB, an employee benefit plan established or maintained by CPB, or any subsidiary or affiliate of CPB, owns a majority of TRCB’s common stock or (B) all or substantially all of TRCB’s assets (other than in the ordinary course of business).

c.

Contract Period. “Contract Period” shall mean the period commencing the day immediately preceding a Change in Control and ending on the earlier of (i) the third anniversary of the Change in Control, or (ii) the death of the Executive.

d.

Good Reason. When used with reference to a voluntary termination by the Executive of his employment with the Employer, “Good Reason” shall mean any of the following, if taken without the Executive’s express written consent:

i.

The assignment to the Executive of any duties inconsistent with, or the reduction of powers or functions associated with, the Executive’s position, title, duties, responsibilities and status with the Employer immediately prior to a Change in Control; or any removal of the Executive from, or any failure to re-elect the Executive to, any position(s) or office(s) the Executive held immediately prior to such Change in Control. A change in position, title, duties, responsibilities and status or position(s) or office(s) resulting merely from a merger or consolidation of

CPB or TRCB into or with another bank or company shall not meet the requirements of this paragraph if, and only if, the Executive’s new title and responsibilities are accepted in writing by the Executive, in the sole discretion of the Executive.

ii.

A reduction by the Employer in the Executive’s annual base compensation as in effect immediately prior to a Change in Control or the failure to award the Executive annual increases in accordance herewith.

iii.

A failure by the Employer to continue any bonus plan in which the Executive participated immediately prior to the Change in Control or a failure by the Employer to continue the Executive as a participant in such plan on at least the same basis as the Executive participated in such plan prior to the Change in Control.

iv.

Any transfer by the Employer of the Executive to another geographic location outside of New Jersey or more than 25 miles from his office location immediately prior to a Change in Control, except for required travel on the Employer’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to such Change in Control.

v.

The failure by the Employer to continue in effect any employee benefit plan, program or arrangement (including, without limitation any 401(k) plan, stock option plan, life insurance plan, health and accident plan, or disability plan) in which the Executive is participating immediately prior to a Change in Control (except that the Employer may institute or continue plans, programs or arrangements providing the Executive with substantially similar benefits); the taking of any action by the Employer which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans, programs or arrangements; the failure to continue, or the taking of any action which would deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to such Change in Control; or the failure by the Employer to provide the Executive with the number of paid vacation days to which the Executive was entitled immediately prior to such Change in Control.

vi.

The failure by the Employer to obtain an enforceable assumption in writing by (i) any entity which is the acquiring entity or successor to CPB or TRCB, as the case may be, in a Change in Control or, (ii) if the acquiring entity or successor to TRCB is a bank, the holding company parent of the acquiring entity or successor, of this Agreement and the obligations of the Employer to perform this Agreement, and to provide such assumption to the Executive prior to any Change in Control.

vii.

Any purported termination of the Executive’s employment by the Employer during the term of this Agreement which is not effected pursuant to all of the requirements of this Agreement; and, for purposes of this Agreement, no such purported termination shall be effective.

2.

Employment. The Employer hereby agrees to employ the Executive, and the Executive hereby accepts employment, during the Contract Period upon the terms and conditions set forth herein. TRCB and CPB may, in the exercise of their sole discretion, transfer the Executive’s employment relationship from TRCB to CPB, or from CPB to TRCB, in which case the transferee employer shall be the Employer for all purposes of this Agreement. The transfer of the Executive’s employment relationship between TRCB and CPB shall not be deemed to be either an actual or constructive termination of the Executive or “Good Reason” for any purpose of this Agreement, and the Executive’s employment shall be deemed to have continued without interruption for all purposes of this Agreement.

3.

Position. During the Contract Period the Executive shall be employed as (i) the Executive Vice President and Chief Financial Officer of TRCB, or such other corporate or divisional profit center as shall then be the principal successor to the business, assets and properties of TRCB, with the same title and the same duties and responsibilities as before the Change in Control, or (ii) in the event of the transfer of his employment relationship to CPB, as the Senior Vice President and Chief Financial Officer of CPB. The Executive shall devote his full time and attention to the business of the Employer, and shall not during the Contract Period be engaged in any other business activity. This paragraph shall not be construed as preventing the Executive from managing any investments of his which do not require any service on his part in the operation of such investments.

4.	Cash Compensation. The Employer shall pay to the Executive compensation for his services during the Contract Period as follows:

a.

Base Compensation. The base compensation shall be equal to such annual compensation, including both salary and bonus, as was paid to or accrued by, or for the benefit of, the Executive in the twelve (12) months immediately prior to the Change in Control. The annual salary portion of base compensation shall be payable in installments in accordance with the Employer’s usual payroll method. The bonus shall be payable at the time and in the manner as to which the Employer paid such bonuses prior to the Change in Control. Any increase in the Executive’s annual compensation pursuant to paragraph 4(b) below, or otherwise, shall automatically and permanently increase the base compensation.

b.

Annual Increase. During the Contract Period the Board of Directors of the Employer shall review annually, or at more frequent intervals which the Board determines to be appropriate, the Executive’s compensation and shall award him additional compensation to reflect the impact of inflation, the Executive’s performance, the performance of the Employer and the CPB corporate group, and competitive compensation levels, all as determined in the discretion of the Board of Directors of the Employer. Additional compensation may take any form including but not limited to increases in annual salary, incentive bonuses and/or bonuses not tied to performance. However, in no event shall the percentage increase in annual compensation be less than the annual percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers (New York and Northern New Jersey – All Items) during the preceding twelve months.

5.

Expenses and Fringe Benefits. During the Contract Period, the Executive shall be entitled to reimbursement for all business expenses incurred by him with respect to the business of the Employer in the same manner and to the same extent as such expenses were previously reimbursed to him immediately prior to the Change in Control. If prior to the Change in Control, the Executive was entitled to the use of an automobile, he shall be entitled to the same use of an automobile at least comparable to the automobile provided to him prior to the Change in Control, and he shall be entitled to vacations and sick days, in accordance with the practices and procedures of the Employer, as such existed immediately prior to the Change in Control. During the Contract Period the Executive also shall be entitled to hospital, health, medical and life insurance, and any other benefits enjoyed, from time to time, by executive officers of the Employer, all upon terms as favorable as those enjoyed by other executive officers of the Employer. Notwithstanding anything in this section to the contrary, if the Employer adopts any change in the expenses allowed to, or fringe benefits provided for, executive officers of the Employer, and such policy is uniformly applied to all executive officers of the Employer, and any successor or acquirer of the Employer, if any, including the chief executive officer of such entities, then no such change in policy shall be deemed to be a violation of this provision.

6.

Termination for Cause. The Employer shall have the right to terminate the Executive for Cause, upon written notice to him of the termination, which notice shall specify the reasons for the termination. In the event of termination for Cause, the Executive shall not be entitled to any further benefits under this Agreement.

7.

Disability. During the Contract Period, if the Executive becomes permanently disabled, or is unable to perform his duties hereunder for six consecutive months in any 18-month period, the Employer may terminate the employment of the Executive. In such event, the Executive shall not be entitled to any further benefits under this Agreement other than payments under any disability policy which the Employer may obtain for the benefit of its senior officers generally.

8.

Death Benefits. Upon the Executive’s death during the Contract Period, the Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, the Employer, but his estate shall not be entitled to any further benefits under this Agreement.

9.	Termination without Cause or Resignation for Good Reason. The Employer may terminate the Executive without Cause during the Contract Period by four weeks’ prior written notice to the

Executive, and the Executive may resign for Good Reason during the Contract Period upon four weeks’ prior written notice to the Employer specifying the Good Reason. If the Employer terminates the Executive’s employment during the Contract Period without Cause or if the Executive resigns for Good Reason, the Employer shall, within twenty (20) business days of the termination of employment, pay the Executive a lump sum equal to two (2) times the highest annual compensation, including only salary and cash bonus, paid to the Executive during any of the three calendar years immediately prior to the Change in Control (the “Lump Sum Payment”). During the remainder of the Contract Period, the Employer shall continue to provide the Executive with and pay for medical and hospital insurance, disability insurance and life insurance benefits, as were provided and paid for in the time of the termination of his employment with the Employer; provided that, if at any time during the remainder of the Contract Period, the Executive becomes employed by another employer which provides one or more such benefits, the Employer shall, immediately and from the date when such benefits are made available to the Employee by the successor employer, be relieved of its obligation to provide such benefits to the extent such benefits are duplicative of what is provided to the Executive by the Executive’s new employer. The Employer shall also sell to the Executive for a purchase price of $1.00 the automobile, if any, used by the Executive while employed by the Employer. The Executive acknowledges that the sale of the automobile to the Executive may generate employee compensation to the Executive, and agrees that the Employer may withhold from the Lump Sum Payment that amount which is necessary for the Employer to fully satisfy its withholding obligations under federal and state law.

The Executive shall not have a duty to mitigate the damages suffered by him in connection with the termination by the Employer of his employment without Cause or a resignation for Good Reason during the Contract Period. If the Employer fails to pay the Executive the Lump Sum Payment or to provide him with the benefits due under this section, the Executive, after giving ten (10) days’ written notice to the Employer identifying the Employer’s failure, shall be entitled to recover from the Employer all of his reasonable legal fees and expenses incurred in connection with his enforcement against the Employer of the terms of this Agreement. The Employer agrees to pay such legal fees and expenses to the Executive on demand. The Executive shall be denied payment of his legal fees and expenses only if a court finds that the Executive sought payment of such fees without reasonable cause and in bad faith.

10.

Resignation without Good Reason. The Executive shall be entitled to resign from the employment of the Employer at any time during the Contract Period without Good Reason, but upon such resignation, the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Employer, and shall not be entitled to any of the other benefits provided hereunder. No such resignation shall be effective unless in writing with four weeks’ notice thereof. For all purposes of this Agreement, the retirement by the Executive from his employment with the Employer shall be deemed to be a resignation by the Executive without Good Reason.

11.	Non-Disclosure of Confidential Information.

a.

Non-Disclosure of Confidential Information. Except in the course of his employment with the Employer and in pursuit of the business of CPB, TRCB or any of their subsidiaries or affiliates, the Executive shall not, at any time during or following the Contract Period, disclose or use for any purpose any confidential information or proprietary data of CPB, TRCB or any of their respective subsidiaries or affiliates. The Executive agrees that, among other things, all information concerning the identity of, and CPB’s and TRCB’s relations with, their respective customers is confidential and proprietary information.

b.

Specific Performance. The Executive agrees that CPB and TRCB do not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of any breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

c.	Survival. This section shall survive the termination of the Executive’s employment hereunder and the expiration of this Agreement.

12.	Term and Effect Prior to Change in Control.

a.

Term. Except as otherwise provided for hereunder, this Agreement shall commence on the date hereof and shall remain in effect for a period of two (2) years from the date hereof (the “Initial Term”) or until the end of the Contract Period, whichever is later. The Initial Term shall be automatically extended for an additional one (1) year period on the anniversary date hereof (so that the Initial Term, as extended, is three years) unless the Board of Directors of the Employer, by a majority vote of the directors then in office, votes not to so extend the Initial Term. The Executive shall be promptly notified of the passage of such a resolution.

b.

No Effect Prior to Change in Control. This Agreement shall not, in any respect, affect any rights of the Employer or the Executive prior to a Change in Control or any rights of the Executive granted in any other agreement, plan or arrangements. The rights, duties and benefits provided hereunder shall only become effective upon the occurrence of a Change in Control, as defined in this Agreement. If the employment of the Executive by the Employer is terminated for any reason prior to a Change in Control, this Agreement shall thereafter be of no further force and effect.

13.

Excise Tax Reimbursement Agreement. CPB, TRCB and the Executive (i) acknowledge that a separate agreement (the “Excise Tax Agreement”) has been executed by CPB, TRCB and the Executive, the terms of which are applicable to all compensation payments, including the compensation payments made under this Agreement, which may be subject to Section 280G of the Internal Revenue Code of 1986, and (ii) acknowledge their intentions to fully abide by the terms of the Excise Tax Agreement.

14.

Release in Favor of the CPB Corporate Group as a Condition Precedent. As a condition precedent to the actual payment by the Employer to the Executive of any amount otherwise payable under Section 9 of this Agreement, the Executive must execute and deliver a full release in favor of CPB, TRCB, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to the Employer; (ii) cover all actual or potential claims arising from the Executive’s employment by the Employer and the termination of such employment; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

15.	Assumption of, and Amendment to, the TRCB Agreement.

(i) By the execution and delivery of this Agreement, (a) CPB assumes the TRCB Agreement and the obligations of TRCB under the TRCB Agreement, which shall remain in full force and effect except to the extent that the terms of this Agreement are, or would be, applicable to amend or terminate the TRCB Agreement, and (b) the Executive irrevocably waives any claim which he may have otherwise asserted against TRCB prior to the date of this Agreement to the effect that he had or has Good Reason to resign as an executive employee of TRCB.

(ii) The employment of the Executive by CPB or any member of the CPB corporate group at any time after the execution and delivery of this Agreement shall be deemed to constitute, and shall be treated as, continuing employment of the Executive by TRCB for all purposes of the TRCB Agreement, including those provisions of the TRCB Agreement which set forth the standards which must be met with respect to employment by TRCB subsequent to a Change in Control in order to avoid an assertion by the Executive that he has Good Reason for resignation under the TRCB Agreement.

(iii) In the event that a Change in Control occurs to which the terms of this Agreement are applicable, the TRCB Agreement shall be terminated, and without further force or effect, ipso facto; this Agreement shall remain in full force and effect; and the terms of this Agreement, and only this Agreement, shall govern the rights, duties and obligations of the Executive for the period of time which commences with the occurrence of such Change in Control.

16.

Covenant Not to Compete. The Executive agrees that for a period of twelve (12) months from the date when the Lump Sum Payment is made to the Executive under this Agreement, he shall not become employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which any subsidiary of CPB maintains an office or branch. The Executive acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect CPB, its subsidiaries, and its affiliates, and that the Employer’s tender of performance under this Agreement is fair, adequate and valid consideration in exchange for his promises under this Paragraph 16 of this Agreement. The Executive further acknowledges that his knowledge, skills and abilities are sufficient to permit him to earn a satisfactory livelihood without violating the provisions of this Paragraph 16.

17.

Severance Compensation and Benefits not in Derogation of Other Benefits. Subject only to those particular terms of this Agreement to the contrary, the payment or obligation to pay any monies, or the granting of any benefits, rights or privileges to the Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has or will have under any plans or programs of the Employer.

15. Miscellaneous. This Agreement shall be the joint and several obligation of CPB, TRCB and any acquiring entity which assumes CPB’s or the TRCB’s obligations under this Agreement. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law. Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby. The amendment or termination of this Agreement may be made only in a writing executed by CPB, TRCB and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding to the extent of its applicability upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of CPB or TRCB. This Agreement is personal to the Executive, and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. CPB or TRCB, as the case may be, shall, as part of any Change in Control involving an acquiring entity or successor to CPB or TRCB, obtain an enforceable assumption in writing by (i) the entity which is the acquiring entity or successor to CPB or TRCB, as the case may be, in the Change in Control and, (ii) if the acquiring entity or successor to CPB or TRCB, as the case may be, is a bank, the holding company parent of the acquiring entity or successor, of this Agreement and the obligations of CPB or TRCB, as the case may be, under this Agreement, and shall provide a copy of such assumption to the Executive prior to any Change in Control.

IN WITNESS WHEREOF, CPB and TRCB have caused this Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ LINDA AUSTIN	/s/ MICHAEL J. GORMLEY
Michael J. Gormley, individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/ MICHAEL W. KOSTELNIK	By: /s/ CHARLES T. PARTON
Michael W. Kostelnik, Secretary	Charles T. Parton, Chairman

ATTEST:	TWO RIVER COMMUNITY BANK

/s/ MICHAEL W. KOSTELNIK	By: /s/ BARRY B. DAVALL
Michael W. Kostelnik, Secretary	Barry B. Davall, Chairman